250 Glen Street Glens Falls, NY 12801
NASDAQ® Symbol: "AROW" Website: arrowfinancial.com Media Contact: Timothy C. Badger Tel: (518) 415-4307 Fax: (518) 745-1976

Arrow Reports Third-Quarter Earnings Per Share Up 8.9%, Strong Asset Quality Ratios

•	Third-quarter net interest income rose $1.2 million, or 8.7%, year over year.

•	Income from fiduciary activities up 12.4% for first nine months of 2014 as compared to the prior year.

•	Record period-end loan portfolio balances, with loan growth of 9.1% since our prior year-end.

•	Distributed a 2% stock dividend in the third quarter of 2014.

GLENS FALLS, N.Y. (October 20, 2014) -- Arrow Financial Corporation (NasdaqGS® – AROW) announced operating results for the three- and nine-month periods ended September 30, 2014. Net income for the third quarter of 2014 was $6.15 million, an increase of $524 thousand, or 9.3%, from net income of $5.62 million for the third quarter of 2013. Diluted earnings per share (EPS) for the quarter was $0.49, an 8.9% increase from the comparable 2013 quarter, when diluted EPS was $0.45. Return on average assets for the 2014 third quarter was 1.13%, and return on average equity for the 2014 third quarter was 12.22%. Net income for the first nine months of 2014 was $17.0 million, an increase of $980 thousand, or 6.1%, from net income of $16.0 million for the first nine months of 2013. Diluted EPS for the nine-month period was $1.35, a 5.5% increase from the comparable 2013 period, when diluted EPS was $1.28.

Arrow President and CEO Thomas J. Murphy stated, "Arrow delivered another quarter of solid performance, with increased net income, earnings per share and net interest margin. We posted record highs for total loans outstanding and total stockholders' equity. In addition, our income from our trust division and commission income from insurance agency operations continues to grow, and we maintained excellent asset quality and strong capital ratios."

Also in the third quarter, the Company was named to the Sandler O’Neill "Sm-All Stars Class of 2014" based on financial performance, and our lead subsidiary, Glens Falls National Bank and Trust Company, launched a fully redesigned website that enhances its online delivery of information and services.

The following list expands on our third-quarter results:

Net Interest Income and Margin: In the third quarter of 2014, on a tax-equivalent basis, our net interest income increased $1.2 million, or 8.7%, compared to the third quarter of 2013, while our tax-equivalent net interest margin increased by 15 basis points from 3.06% in the third quarter of 2013 to 3.21% for the third quarter of 2014. The increase in net interest margin reflected an increase in the yield on investments and a decrease in our cost of deposits offset, in part, by a decrease in the yield on our loan portfolio.

Trust Assets and Related Noninterest Income: Assets under trust administration and investment management at September 30, 2014, were $1.2 billion, an increase of $88.8 million, or 8.0%, from the September 30, 2013, balance of $1.111 billion. The growth in asset balances was generally attributable to a significant rise in the equity markets between the periods and the addition of new accounts. Income from fiduciary activities increased by $620 thousand, or 12.4%, from $5.0 million for the first nine months of 2013, to $5.6 million for the first nine months of 2014.

Loan Growth: For the first nine months of 2014, our loan balances increased by $115.0 million, or 9.1%, with increases in all three of our major segments: residential real estate, commercial and commercial real estate, and consumer automobile.

Our residential real estate loan portfolio grew by $56.2 million, or 12.2%, during the first nine months of 2014. We originated approximately $98 million of residential real estate loans, an increase of 1.3% from approximately $97 million of residential real estate loans originated in the comparable period for 2013. Included in these amounts is an increase of $13.6 million, or 13.4%, in our home equity loan balances, a program we have been promoting in 2014. Our gain on the sale of residential real estate loans for the first nine months of 2014 was significantly less than our gain for the first nine months of 2013, primarily because, in the first two quarters of 2013, we were still selling a high percentage of our originations into the secondary market.

Our commercial and commercial real estate loan portfolio grew by $33.6 million, or 8.3%, during the first nine months of 2014. Even with a very competitive environment for commercial loans, we experienced steady growth over the past nine months.

We also experienced growth from our indirect automobile lending program. We have advanced $166.0 million in new and used automobile loans in the first nine months of 2014, increasing our outstanding balances by $25.3 million, or 6.4%, for the first nine months of 2014.

Asset Quality and Loan Loss Provision: Asset quality remained strong at September 30, 2014, as measured by our low level of nonperforming assets and the low level of net charge-offs. Nonperforming assets of $8.4 million at September 30, 2014, represented only 0.38% of period-end assets, an increase of one basis point from our 0.37% ratio as of December 31, 2013. Net loan losses for the third quarter of 2014, expressed as an annualized percentage of average loans outstanding, were just .05% and only .06% for the nine-month period ended September 30, 2014. All of our asset quality ratios continue to be significantly better than recently reported industry-wide averages.

Our allowance for loan losses was $15.3 million at September 30, 2014, which represented 1.11% of loans outstanding, six basis points below our ratio one year earlier and three basis points below our ratio at December 31, 2013. Our provision for loan losses for the third quarter of 2014 was $444 thousand, primarily reflecting the strong growth in our outstanding loan balances.

Cash and Stock Dividends: We distributed a cash dividend of $.245 per share to stockholders in the third quarter of 2014. The cash dividend was 2% higher than the cash dividend paid in the third quarter of 2013, adjusting both for our 2% stock dividend in September 2014.

Insurance Agency Operations: Insurance commission income rose slightly from $2.4 million for the third quarter of 2013 to $2.5 million for the third quarter of 2014, an increase of $47 thousand, or 2.0%. This improvement was primarily attributable to an increase in new business.

Capital: Total stockholders’ equity was a record $200.1 million at period-end, an increase of $17.4 million, or 9.5%, above the September 30, 2013, amount. Arrow's capital ratios remain strong, as reflected by a Tier 1 leverage ratio of 9.68% at third quarter-end, up from 9.37% a year ago. Arrow's total risk-based capital ratio was 15.48%, down from 15.69% a year ago. The capital ratios of the Company and its subsidiary banks continue to significantly exceed the “well capitalized” regulatory standard, which is the highest current regulatory category.

Peer Group: Many of our key operating ratios have consistently compared very favorably to our peer group, which we define as all U.S. bank holding companies having $1.0 billion to $3.0 billion in total assets, as identified in the Federal Reserve Bank’s "Bank Holding Company Performance Report" (FRB Report). The most current peer data available in the FRB Report is for the six-month period ended June 30, 2014, in which our return on average equity (ROE) was 11.10%, as compared to 8.11% for our peer group. Our ratio of loans 90 days past due and accruing plus nonaccrual loans to total loans was 0.56% as of June 30, 2014, as compared to 1.26% for our peer group. Our annualized ratio of net loan losses for the quarter ending June 30, 2014, was 0.06%, well below the peer result of 0.16%.

Industry Recognition: Arrow was recently included in the Sandler O’Neill "Sm-All Stars Class of 2014," a list of 35 top-performing small-cap banks and thrifts in the country. To create the list, Sandler O’Neill + Partners, L.P. evaluated all 443 publicly traded banks and thrifts with a market cap between $25 million and $2.5 billion based on metrics such as growth, profitability, credit quality and capital strength. Arrow was one of a dozen newcomers named to the Class of 2014, and the only bank based in Upstate New York.

In addition, Arrow's banking subsidiaries were each recognized as a 5-Star Superior bank by BauerFinancial, Inc., a national bank rating and research firm, based on June 30, 2014, financial data. Glens Falls National Bank and Trust Company has earned this designation for the past 30 consecutive quarters; Saratoga National Bank and Trust Company has earned it the past 22 quarters.

Arrow Financial Corporation is a multi-bank holding company headquartered in Glens Falls, New York, serving the financial needs of northeastern New York. The Company is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company. Other subsidiaries include North Country Investment Advisers, Inc.; three property and casualty insurance agencies: Loomis & LaPann, Inc., Upstate Agency, LLC, and McPhillips Insurance Agency, a division of Glens Falls National Insurance Agencies, LLC; and Capital Financial Group, Inc., an insurance agency specializing in the sale and servicing of group health plans.

The information contained in this News Release may contain statements that are not historical in nature but rather are based on management’s beliefs, assumptions, expectations, estimates and projections about the future. These statements may be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, involving a degree of uncertainty and attendant risk. In the case of all forward-looking statements, actual outcomes and results may differ materially from what the statements predict or forecast, explicitly or by implication. The Company undertakes no obligation to revise or update these forward-looking statements to reflect the occurrence of unanticipated events. This News Release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and our other filings with the Securities and Exchange Commission.

ARROW FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (In Thousands, Except Per Share Amounts - Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
INTEREST AND DIVIDEND INCOME
Interest and Fees on Loans	$13,460	$12,846	$39,436	$38,279
Interest on Deposits at Banks	12	11	41	57
Interest and Dividends on Investment Securities:
Fully Taxable	1,919	1,556	5,968	4,991
Exempt from Federal Taxes	1,369	1,461	4,276	4,352
Total Interest and Dividend Income	16,760	15,874	49,721	47,679
INTEREST EXPENSE
NOW Accounts	386	423	1,345	1,987
Savings Deposits	218	240	663	785
Time Deposits of $100,000 or More	195	297	626	921
Other Time Deposits	335	470	1,085	1,529
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	6	5	15	14
Federal Home Loan Bank Advances	115	167	387	539
Junior Subordinated Obligations Issued to Unconsolidated Subsidiary Trusts	144	145	427	434
Total Interest Expense	1,399	1,747	4,548	6,209
NET INTEREST INCOME	15,361	14,127	45,173	41,470
Provision for Loan Losses	444	—	1,407	200
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	14,917	14,127	43,766	41,270
NONINTEREST INCOME
Income From Fiduciary Activities	1,861	1,688	5,640	5,020
Fees for Other Services to Customers	2,353	2,403	6,924	7,056
Insurance Commissions	2,451	2,404	7,188	6,608
Net Gain on Securities Transactions	137	—	110	540
Net Gain on Sales of Loans	213	166	502	1,271
Other Operating Income	336	278	892	689
Total Noninterest Income	7,351	6,939	21,256	21,184
NONINTEREST EXPENSE
Salaries and Employee Benefits	7,781	7,856	23,303	23,114
Occupancy Expenses, Net	2,266	1,882	6,923	6,277
FDIC Assessments	273	269	828	800
Other Operating Expense	3,206	3,126	9,675	9,627
Total Noninterest Expense	13,526	13,133	40,729	39,818
INCOME BEFORE PROVISION FOR INCOME TAXES	8,742	7,933	24,293	22,636
Provision for Income Taxes	2,595	2,310	7,302	6,625
NET INCOME	$6,147	$5,623	$16,991	$16,011
Average Shares Outstanding [1]:
Basic	12,606	12,555	12,601	12,527
Diluted	12,621	12,591	12,613	12,548
Per Common Share:
Basic Earnings	$0.49	$0.45	$1.35	$1.28
Diluted Earnings	0.49	0.45	1.35	1.28
[1] Share and per share data have been restated for the September 29, 2014, 2% stock dividend.

ARROW FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (In Thousands, Except Share and Per Share Amounts - Unaudited)

	September 30, 2014	December 31, 2013	September 30, 2013
ASSETS
Cash and Due From Banks	$46,771	$37,275	$47,513
Interest-Bearing Deposits at Banks	17,893	12,705	24,539
Investment Securities:
Available-for-Sale	374,335	457,606	486,888
Held-to-Maturity (Approximate Fair Value of $302,567 at September 30, 2014; $302,305 at December 31, 2013; and $278,390 at September 30, 2013)	296,522	299,261	273,626
Other Investments	3,001	6,281	3,896
Loans	1,381,440	1,266,472	1,243,370
Allowance for Loan Losses	(15,293)	(14,434)	(14,584)
Net Loans	1,366,147	1,252,038	1,228,786
Premises and Equipment, Net	28,206	29,154	29,386
Goodwill	22,003	22,003	22,003
Other Intangible Assets, Net	3,744	4,140	4,270
Other Assets	50,123	43,235	35,951
Total Assets	$2,208,745	$2,163,698	$2,156,858
LIABILITIES
Noninterest-Bearing Deposits	$296,384	$278,958	$280,326
NOW Accounts	887,865	817,366	839,213
Savings Deposits	524,906	498,779	516,010
Time Deposits of $100,000 or More	69,797	78,928	83,702
Other Time Deposits	156,404	168,299	176,124
Total Deposits	1,935,356	1,842,330	1,895,375
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	19,654	11,777	15,977
Federal Home Loan Bank Overnight Advances	—	53,000	—
Federal Home Loan Bank Term Advances	10,000	20,000	20,000
Junior Subordinated Obligations Issued to Unconsolidated Subsidiary Trusts	20,000	20,000	20,000
Other Liabilities	23,646	24,437	22,823
Total Liabilities	2,008,656	1,971,544	1,974,175
STOCKHOLDERS’ EQUITY
Preferred Stock, $5 Par Value; 1,000,000 Shares Authorized	—	—	—
Common Stock, $1 Par Value; 20,000,000 Shares Authorized (17,079,376 Shares Issued at September 30, 2014, and 16,744,486 Shares Issued at December 31, 2013 and September 30, 2013)	17,079	16,744	16,744
Additional Paid-in Capital	239,247	229,290	228,622
Retained Earnings	26,240	27,457	24,755
Unallocated ESOP Shares (71,740 Shares at September 30, 2014; 87,641 Shares at December 31, 2013; and 87,641 Shares at September 30, 2013)	(1,450)	(1,800)	(1,800)
Accumulated Other Comprehensive Loss	(4,284)	(4,373)	(10,293)
Treasury Stock, at Cost (4,402,932 Shares at September 30, 2014; 4,296,723 Shares at December 31, 2013; and 4,327,741 Shares at September 30, 2013)	(76,743)	(75,164)	(75,345)
Total Stockholders’ Equity	200,089	192,154	182,683
Total Liabilities and Stockholders’ Equity	$2,208,745	$2,163,698	$2,156,858

Arrow Financial Corporation Selected Quarterly Information (Dollars In Thousands, Except Per Share Amounts - Unaudited)

Quarter Ended	9/30/2014	6/30/2014	3/31/2014	12/31/2013	9/30/2013
Net Income	$6,147	$5,524	$5,320	$5,784	$5,623
Transactions Recorded in Net Income (Net of Tax):
Net Gain (Loss) on Securities Transactions	83	(16)	—	—	—
Net Gain on Sales of Loans	129	100	74	114	100
Share and Per Share Data:[1]
Period End Shares Outstanding	12,605	12,597	12,597	12,607	12,576
Basic Average Shares Outstanding	12,606	12,595	12,602	12,586	12,555
Diluted Average Shares Outstanding	12,621	12,616	12,613	12,634	12,591
Basic Earnings Per Share	$0.49	$0.44	$0.42	$0.46	$0.45
Diluted Earnings Per Share	0.49	0.44	0.42	0.46	0.45
Cash Dividend Per Share	0.25	0.25	0.25	0.25	0.24
Selected Quarterly Average Balances:
Interest-Bearing Deposits at Banks	15,041	22,486	17,184	46,853	14,096
Investment Securities	653,702	712,088	755,008	762,768	744,928
Loans	1,361,347	1,328,639	1,284,649	1,254,957	1,224,840
Deposits	1,861,115	1,900,399	1,887,589	1,904,922	1,800,181
Other Borrowed Funds	67,291	60,900	68,375	62,038	92,073
Shareholders’ Equity	199,518	196,478	194,127	184,506	179,634
Total Assets	2,154,307	2,183,611	2,176,038	2,176,264	2,095,017
Return on Average Assets, annualized	1.13%	1.01%	0.99%	1.05%	1.06%
Return on Average Equity, annualized	12.22%	11.28%	11.11%	12.44%	12.42%
Return on Tangible Equity, annualized [2]	14.04%	12.99%	12.84%	14.50%	14.55%
Average Earning Assets	$2,030,090	$2,063,213	$2,056,841	$2,064,578	$1,983,864
Average Paying Liabilities	1,626,327	1,680,149	1,678,080	1,686,993	1,614,873
Interest Income, Tax-Equivalent	17,834	17,837	17,439	17,633	17,032
Interest Expense	1,399	1,555	1,594	1,713	1,747
Net Interest Income, Tax-Equivalent	16,435	16,282	15,845	15,920	15,285
Tax-Equivalent Adjustment	1,074	1,142	1,173	1,174	1,158
Net Interest Margin, annualized [3]	3.21%	3.17%	3.12%	3.06%	3.06%
Efficiency Ratio Calculation:
Noninterest Expense	$13,526	$13,737	$13,466	$13,385	$13,133
Less: Intangible Asset Amortization	(94)	(94)	(106)	(108)	(108)
Net Noninterest Expense	$13,432	$13,643	$13,360	$13,277	$13,025
Net Interest Income, Tax-Equivalent	$16,435	$16,282	$15,845	$15,920	$15,285
Noninterest Income	7,351	7,019	6,886	6,877	6,939
Less: Net Securities (Gain) Loss	(137)	27	—	—	—
Net Gross Income	$23,649	$23,328	$22,731	$22,797	$22,224
Efficiency Ratio	56.80%	58.48%	58.77%	58.24%	58.61%
Period-End Capital Information:
Total Stockholders’ Equity (i.e. Book Value)	$200,089	$197,616	$194,491	$192,154	$182,683
Book Value per Share	15.87	15.69	15.44	15.24	14.53
Intangible Assets	25,747	25,868	25,999	26,143	26,273
Tangible Book Value per Share [2]	13.83	13.63	13.38	13.17	12.44
Capital Ratios:
Tier 1 Leverage Ratio	9.68%	9.39%	9.30%	9.19%	9.37%
Tier 1 Risk-Based Capital Ratio	14.41%	14.49%	14.55%	14.70%	14.59%
Total Risk-Based Capital Ratio	15.48%	15.57%	15.62%	15.77%	15.69%
Assets Under Trust Administration and Investment Management	$1,199,930	$1,214,841	$1,182,661	$1,174,891	$1,111,085

1Share and Per Share Data have been restated for the September 29, 2014, 2% stock dividend.
2Tangible Book Value and Tangible Equity exclude intangible assets from total equity.  These are non-GAAP financial measures which we believe provide investors with information that is useful in understanding our financial performance.
3Net Interest Margin is the ratio of our annualized tax-equivalent net interest income to average earning assets.  This is also a non-GAAP financial measure which we believe provides investors with information that is useful in understanding our financial performance.

Arrow Financial Corporation Consolidated Financial Information (Dollars in Thousands - Unaudited)

Quarter Ended:	9/30/2014	12/31/2013	9/30/2013
Loan Portfolio
Commercial Loans	$96,846	$87,893	$87,117
Commercial Construction Loans	26,709	27,815	33,960
Commercial Real Estate Loans	313,899	288,119	263,104
Other Consumer Loans	7,413	7,649	7,570
Consumer Automobile Loans	419,553	394,204	392,352
Residential Real Estate Loans	517,020	460,792	459,267
Total Loans	$1,381,440	$1,266,472	$1,243,370
Allowance for Loan Losses
Allowance for Loan Losses, Beginning of Quarter	$15,036	$14,584	$14,678
Loans Charged-off	265	246	183
Less Recoveries of Loans Previously Charged-off	78	96	89
Net Loans Charged-off	187	150	94
Provision for Loan Losses	444	—	—
Allowance for Loan Losses, End of Quarter	$15,293	$14,434	$14,584
Nonperforming Assets
Nonaccrual Loans	$7,048	$6,479	$6,171
Loans Past Due 90 or More Days and Accruing	571	652	927
Loans Restructured and in Compliance with Modified Terms	346	641	446
Total Nonperforming Loans	7,965	7,772	7,544
Repossessed Assets	66	63	18
Other Real Estate Owned	326	81	481
Total Nonperforming Assets	$8,357	$7,916	$8,043
Key Asset Quality Ratios
Net Loans Charged-off to Average Loans, Quarter-to-date Annualized	0.05%	0.05%	0.03%
Provision for Loan Losses to Average Loans, Quarter-to-date Annualized	0.13%	—%	—%
Allowance for Loan Losses to Period-End Loans	1.11%	1.14%	1.17%
Allowance for Loan Losses to Period-End Nonperforming Loans	192.00%	185.71%	193.32%
Nonperforming Loans to Period-End Loans	0.58%	0.61%	0.61%
Nonperforming Assets to Period-End Assets	0.38%	0.37%	0.37%
Nine Month Period Ended
Allowance for Loan Losses
Allowance for Loan Losses, Beginning of Year	$14,434		$15,298
Loans Charged-off	769		1,165
Less Recoveries of Loans Previously Charged-off	221		251
Net Loans Charged-off	548		914
Provision for Loan Losses	1,407		200
Allowance for Loan Losses, End of Period	$15,293		$14,584
Key Asset Quality Ratios
Net Loans Charged-off to Average Loans, Annualized	0.06%		0.10%
Provision for Loan Losses to Average Loans, Annualized	0.14%		0.02%